Exhibit 99.1

News Announcement	For Immediate Release

NEXSTAR BROADCASTING FIRST QUARTER NET REVENUE
RISES 19.6% TO A RECORD $83.6 MILLION

- Record First Quarter Core TV Advertising, e-Media and
Retransmission Revenue Drives Record 1Q Operating
Income of $17.5 Million and Free Cash of $12.7 Million -

Irving, TX – May 8, 2012 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (“Nexstar”) today reported record financial results for the first quarter ended March 31, 2012 as summarized below:

Summary 2012 First Quarter Highlights

($ in thousands)	Three Months Ended March 31,
	2012	2011	Change
Local Revenues	$45,433	$43,257	+5.0%
National Revenues	$17,406	$15,061	+15.6%
Local and National Core Revenue	$62,839	$58,318	+7.8%

Political Revenues	$2,794	$560	+398.9%
e-Media Revenue	$4,133	$3,673	+12.5%
Retransmission Fee Revenue	$14,496	$8,517	+70.2%
Management Fee Revenue	$1,961	$500	+292.2%
Network Comp, Other	$792	$841	(5.8)%
Trade and Barter Revenue	$4,988	$4,887	+2.1%
Gross Revenue	$92,003	$77,296	19.0%
Less Agency Commissions	$8,361	$7,351	13.7%
Net Revenue	$83,642	$69,945	19.6%

Income from Operations	$17,505	$9,166	91.0%

Broadcast Cash Flow(1)	$34,050	$24,833	37.1%
Broadcast Cash Flow Margin(2)	40.7%	35.5%

Adjusted EBITDA(1)	$28,636	$20,015	43.1%
Adjusted EBITDA Margin(2)	34.2%	28.6%

Free Cash Flow(1)	$12,685	$3,627	249.7%

(1)	Definitions and disclosures regarding non-GAAP financial information are included on page 4, while reconciliations are included on page 7.

(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

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Nexstar Broadcasting Group Q1 2012 Results, 5/8/12 page 2

CEO Comment
Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Nexstar’s growth and operating momentum is accelerating in 2012.  In the first quarter we generated significant increases from all of our revenue sources leading to record net revenue, adjusted EBITDA and free cash flow.  Nexstar’s 19.6% rise in first quarter net revenue again highlights the value of our long-term strategy to transition the traditional television broadcasting operating model and our locally focused content and advertiser relationships into a diversified model of high margin revenue streams.

“Nexstar’s continued leadership in new business development resulted in a 7.8% rise in first quarter core local and national revenue inclusive of a 5.0% first quarter increase in local spot revenue and a 15.6% rise in national spot revenue.  The 2012 first quarter marks the sixth sequential increase in our quarterly core revenue growth rate and our tenth consecutive quarter of core television advertising revenue growth.  While we look forward to the benefit of growing political advertising activity throughout 2012, Nexstar’s gross revenue growth in the first quarter excluding political was a robust 16.3% inclusive of a 9% rise in automotive category ad spending.

“Strong gains in our core television operations were complemented by the expected significant double digit growth in first quarter retransmission fee revenue which rose 70.2% to $14.5 million, a record level of quarterly revenue from this source.  With the renewal of more than 130 retransmission consent agreements in 2011 we project significant revenue growth from this source throughout the year. Double digit revenue growth also continues in our e-Media operations which posted a 12.5% increase in revenues to $4.1 million, representing our twenty first consecutive period of revenue growth for the Company’s community web portal strategy.  Similarly, we expect to extend our e-Media revenue growth throughout 2012 as we benefit from a full year’s contribution from Internet technology provider GoLocal.Biz which was acquired mid-2011 in an accretive transaction, as well as our expanded mobile offerings which bring local advertisers new marketing solutions that yield high interactivity and ROI.

“In addition to the solid year-over-year revenue growth related to our success in leveraging and strategically expanding our broadcast platform, Nexstar recorded approximately $2.0 million of management fee revenue in the 2012 first quarter representing the termination payment due the company following the completed sale of the Four Points stations to Sinclair Broadcast Group earlier this year.  In total, the higher margin retransmission fee, e-Media and management fee revenue grew by 62.3% year-over-year and accounted for 24.6% of 2012 first quarter net revenue compared with 18.1% of revenue in the comparable year ago period.

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Nexstar Broadcasting Group Q1 2012 Results, 5/8/12 page 3

“On the expense side, total first quarter station direct operating expenses (net of trade expense), SG&A (net of depreciation and amortization), and corporate expenses rose by approximately $5.1 million compared with year ago levels.  The increase largely reflects the integration of the recently acquired CBS affiliates in Wisconsin and Michigan and the ABC affiliate in Indiana and higher sales and e-Media related expenses related to higher revenue levels as well as higher legal and professional fees related to the ongoing strategic review process which was announced last July.  Approximately $4.5 million of the expense increase was for station level operating expenses, (net of trade expense) and about 75% of that increase was attributable to the aforementioned acquisitions.

“Overall, Nexstar’s significant quarterly revenue growth coupled with the operating leverage in our model and continued focus on achieving further efficiencies resulted in record 2012 first quarter operating income of $17.5 million and free cash flow of $12.7 million.

“During and subsequent to the first quarter, and reflecting the strong cash flows expected throughout 2012, we took further actions to reduce leverage.  In the first quarter we repaid approximately $18.0 million of borrowings under the credit facility and in April we called for the redemption of $34 million of Nexstar’s 7% senior subordinated notes due 2014.  We will likely partially fund the redemption from cash on hand or from operations and a portion from our revolving credit facility and the annualized cash interest savings, at a minimum, is projected to total $850,000.

“In summary, Nexstar’s record first quarter results again highlight the value of our focus on generating new local direct advertising and revenue diversification as well as completing select accretive station acquisitions. Nexstar is well positioned to remain an industry leader in driving core advertising increases and 2012 presents prospects for continued growth from all of our revenue sources, including significant political advertising revenue contributions.  The expected revenue increases combined with operating and cost efficiencies and annual cap-ex commitments of approximately $17 million positions Nexstar to generate record free cash growth over the record 2010 levels of $60.1 million.”

The consolidated total debt of Nexstar, its wholly owned subsidiaries, and Mission (collectively, the “Company”) at March 31, 2012, was $622.7 million and senior secured debt was $473.1 million.  The Company’s total leverage ratio at March 31, 2012 was 5.67x compared to a total permitted leverage covenant of 7.5x.  The Company’s first lien indebtedness ratio at March 31, 2012 was 1.41x compared to the covenant maximum of 2.5x.

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Nexstar Broadcasting Group Q1 2012 Results, 5/8/12 page 4

The table below summarizes the Company’s debt obligations:

($ in millions)	3/31/12	12/31/11
First Lien Revolvers	$6.7	$24.3
First Lien Term Loans	$147.8	$148.1
8.875% Senior Second Lien Notes due 2017	$318.6	$318.4
7% Senior Subordinated Notes due 2014	$37.5	$37.5
7% Senior Subordinated PIK Notes due 2014*	$112.1	$112.1
Total Debt	$622.7	$640.4

Cash	$11.8	$7.5

* This was a PIK security through January 15, 2011 and is now cash pay.

First Quarter Conference Call
Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2182 (domestic and international callers); no access code is needed.  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

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Nexstar Broadcasting Group Q1 2012 Results, 5/8/12 page 5

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 55 television stations and 11 related digital multicast signals reaching 32 markets or approximately 9.3% of all U.S. television households.  Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three independent stations. Nexstar’s 31 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact: Thomas E. Carter Chief Financial Officer Nexstar Broadcasting Group, Inc. 972/373-8800	Joseph Jaffoni J C I R 212/835-8500 or nxst@jcir.com

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Nexstar Broadcasting Group Q1 2012 Results, 5/8/12 page 6

Nexstar Broadcasting Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Net revenue	$83,642	$69,945

Operating expenses (income):
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	20,570	17,588
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	21,714	20,194
(Loss) gain on asset disposal, net	(19)	8
Trade and barter expense	4,995	4,852
Corporate expenses	5,414	4,818
Amortization of broadcast rights, excluding barter	2,111	2,250
Amortization of intangible assets	5,604	5,839
Depreciation	5,748	5,230

Total operating expenses	66,137	60,779

Income from operations	17,505	9,166
Interest expense, net	(12,909)	(13,705)
Loss on extinguishment of debt	-	(347)

Income (loss) before income taxes	4,596	(4,886)
Income tax expense	(1,580)	(1,426)

Net income (loss)	$3,016	$(6,312)

Basic net income (loss) per share	$0.10	$(0.22)
Basic weighted average number of shares outstanding	28,807	28,450
Diluted net income (loss) per share	$0.10	$(0.22)
Diluted weighted average number of shares outstanding	30,639	28,450

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Nexstar Broadcasting Group Q1 2012 Results, 3/8/12 page 7

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)
(in thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)

Income from operations	$17,505	$9,166
Add:
Depreciation	5,748	5,230
Amortization of intangible assets	5,604	5,839
Amortization of broadcast rights, excluding barter	2,111	2,250
(Gain) loss on asset disposal, net	(19)	8
Corporate expenses	5,414	4,818

Less:
Payments for broadcast rights	2,313	2,478

Broadcast cash flow	$34,050	$24,833

Less:
Corporate expenses	5,414	4,818
Adjusted EBITDA	$28,636	$20,015

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Free Cash Flow (Non-GAAP Measure)
(in thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)

Income from operations	$17,505	$9,166
Add:
Depreciation	5,748	5,230
Amortization of intangible assets	5,604	5,839
Amortization of broadcast rights, excluding barter	2,111	2,250
(Gain) loss on asset disposal, net	(19)	8
Non-cash stock option expense	217	285

Less:
Payments for broadcast rights	2,313	2,478
Cash interest expense	12,082	12,479
Capital expenditures	4,043	4,150
Cash income taxes, net of refunds	43	44

Free cash flow	$12,685	$3,627

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